EXHIBIT 99.01

NEWS

OPSWARE INC. EXCEEDS Q2 REVENUE AND EPS GUIDANCE

Company turns profitable excluding non-cash charges

•                  Q2 non-EDS revenue totals $19.9 million, up 121% year-over-year

•                  Q2 revenue grows to $25.1 million, up 78% year-over-year

•                  Annual revenue growth rate accelerating to 67% this year vs. 62% last year

Sunnyvale, CA – August 24, 2006 – Opsware Inc. (NASDAQ: OPSW), the leading provider of IT automation software, today reported results for its second quarter ended July 31, 2006, highlighted by 121% year-over-year growth in non-EDS revenue.

Net revenue for the second quarter ended July 31, 2006 totaled $25.1 million, up 78% from the same quarter last year and above the company’s previous guidance of $23.0 to $23.5 million.

Non-EDS revenue grew to $19.9 million in the second quarter, a 121% increase over the same quarter last year.  A chart depicting Opsware’s historical non-EDS revenue growth is included in this release.

Non-EDS Derived Bookings (which equals net revenue, plus the change in deferred revenue, plus the change in advances from customers, all excluding the impact of EDS) totaled $17.0 million in the second quarter, a 59% increase from the same quarter last year.  Non-EDS Derived Bookings increased 14% sequentially.  A chart depicting Opsware’s historical non-EDS derived bookings growth is included in this release.

Non-GAAP net income in the second quarter was $1.0 million or $0.01 per share, above the company’s guidance of $0.00 per share.

GAAP net loss in the second quarter was $(3.8) million or $(0.04) per share.  Non-GAAP net income in the second quarter excludes non-cash charges of approximately $0.7 million relating to previous acquisitions and $4.0 million of non-cash stock-based compensation.  A reconciliation between net income (loss) on GAAP and non-GAAP bases is provided in a table immediately following the Condensed Consolidated Statements of Operations attached to this release.

The company raised its full year revenue expectation to $102 million.

“Q2 was a strong quarter and I’m pleased with our results.  We grew non-EDS revenue by 121%, far outpacing the competition, and we reached the key milestone of non-GAAP profitability,” said Ben Horowitz, president and CEO of Opsware Inc.  “During Q2 we also shipped the Opsware System 6 suite, the most important release in our company’s history.”

Financial Outlook

Management provides the following guidance for its third quarter ending October 31, 2006:

•                  Net revenue is expected to range between $25 and $26 million.

•                  Non-GAAP EPS is expected to be $0.00.

Management provides the following guidance for its fiscal year ending January 31, 2007:

•                  Net revenue is expected to be $102 million.

•                  Non-GAAP EPS is expected to be $0.03.

The company will provide additional detail on its financial results on the conference call referenced below.

About the Conference Call and Webcast

Opsware management will host a conference call today, August 24, 2006, beginning at 5:00 a.m. PT (8:00 a.m. ET) to discuss today’s announcement.  Interested parties may access the conference call by dialing (800) 810-0924.  A live audio version and replay of the conference call will be available on the Investor Relations section of Opsware’s web site at http://investor.opsware.com.

About Non-GAAP Financial Information

When used in connection with historical results or forward-looking guidance, non-GAAP net income (loss), non-GAAP profitability and non-GAAP EPS each exclude non-cash stock-based compensation expense and non-cash charges relating to past acquisitions.  With respect to historical results, a reconciliation between both net income (loss) and net income (loss) per share on GAAP and non-GAAP bases is provided in a table immediately following the Condensed Consolidated Statement of Operations attached to this release.  With respect to forward-looking guidance, a reconciliation between EPS on GAAP and non-GAAP bases has not been provided because EPS on a GAAP basis depends in part upon the amount of stock-based compensation expense, which expense is dependent upon our future stock price and other factors that cannot be determined at this time.

To supplement our consolidated financial statements presented on a GAAP basis, we believe that these non-GAAP measures better reflect our core operating results and thus are appropriate to enhance the overall understanding of our past financial performance and our prospects for the future. These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of our underlying operational results and trends and our performance.  Management uses these non-GAAP measures to evaluate its financial results, develop budgets and manage expenditures.  The presentation of additional information is not meant to be considered in isolation or as a substitute for net loss or net loss per share prepared in accordance with GAAP.

About Opsware Inc. (NASDAQ: OPSW)

Opsware Inc. is the world’s leading IT automation and utility computing software company. The growth of the Internet is driving a shift from client/server computing to Web architecture. With this shift comes an overwhelming proliferation of servers, network devices and applications, creating massive complexity that makes an automated IT model a necessity. The Opsware System automates the complete IT lifecycle and delivers utility computing by enabling IT to automatically provision, patch, configure, secure, change, scale, audit, recover, consolidate, migrate, and reallocate servers, network devices and applications. Over 350 of the world’s largest companies, outsourcers and government agencies use Opsware to deliver this new, automated model of IT. For more information on Opsware Inc., please visit our web site at www.opsware.com.

This press release contains forward-looking statements within the meaning of the federal securities laws, including forecasts of our expected revenue and earnings per share and the “Financial Outlook” section.  These forward-looking statements are based on current information and expectations, and are subject to risks and uncertainties that could cause actual events or results to differ materially from these statements, including without limitation: that the IT automation software market is relatively new and may not develop as we expect, that our market is highly competitive and subject to rapid and significant change, that enterprise software spending and budgets may fluctuate depending on economic conditions and that our revenue and operating results may vary significantly from period to period, including due to the timing of signing contracts with customers, delays in product releases, and our dependence on closing a small number of relatively large transactions each quarter.  In addition, please see the section entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-Q for the quarter ended April 30, 2006 that we filed with the Securities and Exchange Commission, and subsequent filings with the SEC.  We assume no obligation to update the information in this press release or to revise any forward-looking statements.

The graphics displaying non-EDS revenue and derived bookings in this press release solely present historical data, and are not necessarily indicative of results in future periods.  Continued growth is subject to several risks and uncertainties, including those described in our SEC filings as referenced in the preceding paragraph.

Opsware is a service mark and trademark of Opsware Inc.

###

OPSWARE INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	July 31, 2006	January 31, 2006

ASSETS
Current assets:
Cash and cash equivalents	$96,765	$101,898
Accounts receivable, net	21,058	17,867
Prepaid expenses and other current assets	5,997	6,546

Total current assets	123,820	126,311
Property and equipment, net	5,208	3,944
Restricted cash	2,274	2,296
Prepaid rent	1,190	1,540
Other assets	433	380
Intangibles, net	6,135	7,613
Goodwill	27,523	27,668

Total assets	$166,583	$169,752

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,381	$1,217
Other accrued liabilities	13,108	11,389
Advances from customers	—	721
Deferred revenue, current portion	25,126	29,473
Accrued restructuring costs, current portion	298	298
Capital lease obligations, current portion	16	14

Total current liabilities	40,929	43,112
Capital lease obligations, net of current portion	65	74
Deferred revenue, net of current portion	1,117	1,838
Accrued restructuring costs, net of current portion	1,029	1,190

Total liabilities	43,140	46,214

Stockholders’ equity:
Common stock	100	100
Additional paid-in capital	616,414	609,455
Deferred stock compensation	—	(2,606)
Accumulated deficit	(492,835)	(483,270)
Accumulated other comprehensive loss	(236)	(141)

Total stockholders’ equity	123,443	123,538

Total liabilities and stockholders’ equity	$166,583	$169,752

OPSWARE INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts, unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2006	2005	2006	2005

Revenue:
License revenue	$17,907	$9,888	$33,268	$18,037
Services revenue	7,227	4,235	13,862	8,701
Net revenue	25,134	14,123	47,130	26,738

Cost and expenses:
Cost of license revenue	360	260	866	340
Cost of services revenue(a)	5,096	3,222	10,079	6,164
Cost of developed technology	412	412	824	816
Research and development(a)	7,614	5,644	14,956	11,336
Sales and marketing(a)	11,946	5,747	22,852	10,824
General and administrative(a)	4,457	3,100	8,703	5,767
Restructuring recoveries, net	—	—	—	(18)
Amortization of other acquisition-related intangibles	327	327	654	648
In-process research and development charges	—	—	—	1,190
Total cost and expenses	30,212	18,712	58,934	37,067
Loss from operations	(5,078)	(4,589)	(11,804)	(10,329)

Loss on sale of assets and liabilities from Managed Services Business	—	(11)	—	(44)
Interest and other income, net	1,311	686	2,293	1,332
Loss before income taxes	(3,767)	(3,914)	(9,511)	(9,041)

Provision for income taxes	—	10	54	12
Net loss	$(3,767)	$(3,924)	$(9,565)	$(9,053)

Basic and diluted net loss per share	$(0.04)	$(0.04)	$(0.10)	$(0.09)

Shares used in computing basic and diluted net loss per share	99,686	97,912	99,525	97,729

(a)          Includes stock-based compensation expense of the following:

Cost of services revenue	$366	$2	$702	$5
Research and development	1,287	274	2,494	592
Sales and marketing	1,311	58	2,492	151
General and administrative	1,079	288	2,001	28
Total stock-based compensation expense	$4,043	$622	$7,689	$776

A reconciliation between GAAP and non-GAAP net income (loss) is as follows: (unaudited)

	Three Months Ended July 31, 2006	Six Months Ended July 31, 2006

GAAP net loss	$(3,767)	$(9,565)
Non-cash charge related to equity transactions	4,043	7,689
Cost of developed technology	412	824
Amortization of other acquisition-related intangibles	327	654
Non-GAAP net income (loss)	$1,015	$(398)

GAAP diluted net loss per share	$(0.04)	$(0.10)
Non-GAAP diluted net income per share	$0.01	$0.00

Shares used in computing non-GAAP diluted net income per share	106,214	99,525

Contacts:

Ken Tinsley	Karli Overmier
Investor Relations	Public Relations
Opsware Inc.	Barokas Public Relations
408-212-5241	206-344-3132
ktinsley@opsware.com	karli@barokas.com